Exhibit 99.1

Reliance Global Group Announces Game-Changing Acquisition of Spetner Associates; Projected to Double Company’s Revenue

Integration expected to drive significant EBITDA growth and shareholder value in 2024

Spetner’s BenManage Benefits enrollment company serving over 75,000 Employees

Reliance focused on building a leading, tech-driven, multi-billion-dollar insurance enterprise

LAKEWOOD, N.J., May 15, 2024 — Reliance Global Group, Inc. (Nasdaq: RELI; RELIW) (“Reliance”, “we” or the “Company) today announced it has entered into a definitive agreement to acquire Spetner Associates (“Spetner”), a well-established benefits enrollment company. Spetner, through its BenManage benefits enrollment company, is a leading provider of voluntary benefits to over 75,000 employees throughout the United States.

Spetner’s BenManage benefits enrollment company streamlines HR processes by combining benefits enrollment and administration with applicant tracking, onboarding, and payroll. This integration reduces paperwork and simplifies tasks for HR professionals. With a user-friendly digital interface and live call-center support, BenManage ensures seamless enrollment and management of employee benefits. The platform also enhances the recruiting process with its one-touch applicant tracking and onboarding system, which directly integrates new hires into a company’s payroll software. Additionally, it automatically screens job applicants for Work Opportunity Tax Credits (WOTC), processing these credits without manual intervention.

Ezra Beyman, CEO of Reliance, commented, “We could not be more thrilled to enter this definitive agreement to acquire Spetner which we are confident will prove to be the most significant acquisition in the Company’s history. We expect that the addition of Spetner will more than double our current revenue and generate an Adjusted EBITDA of more than $4 million in 2024. Spetner is distinguished in its field, utilizing cutting-edge technologies that elevate it above its industry peers. This acquisition is monumental for Reliance, not just in scale but in its strategic fit within the Company’s broader strategy. Its significance cannot be overstated—it is expected to more than double our current revenue, with Spetner projected to generate over $14 million in revenue during fiscal year 2024, bringing Reliance’s revenue to approximately $28 million, while contributing meaningful EBITDA along with a high EBIDTA to revenue ratio. Spetner’s suite of unique voluntary benefits programs and reach, serving over 75,000 individual lives, introduces great potential synergies for rounding out accounts through cross-selling for personal lines of insurance to be offered to those consumers through the RELI Exchange platform. While Spetner-BenManage was highly profitable on its own, integrating its offerings with our existing infrastructure should significantly ramp up our capabilities, effectively making the whole greater than the sum of its parts.”

“This acquisition is a testament to our commitment to not only enhance our portfolio of offerings but also to fundamentally reshape the insurance industry. By integrating Spetner, Reliance Global is set to expand our range of innovative solutions, further cementing our status as a leader in effectively using technology to drive significant growth and profits. Our dedication to operational efficiency, technological advancement, and strategic acquisitions transcends mere strategy—it is our mission to redefine the industry’s possibilities. We are excited about this acquisition, which marks a significant milestone in the Company’s evolution. Bringing Spetner into the Reliance family opens up enhanced synergistic opportunities, aligned with our ‘OneFirm’ go-to-market strategy. We are not merely aiming to be another market player, our goal is to develop a profitable, multi-billion-dollar enterprise that enhances long-term shareholder value. With our solid foundation and forward-looking strategies, we believe that we are well on our way to achieving these objectives,” concluded Mr. Beyman.

Jonathan Spetner, President of Spetner Associates remarked, “I am very excited about partnering Spetner Associates with Reliance. Together we will be able to enhance our offerings in the world of employee benefits to significantly increase revenue. Our BenManage proprietary platform brings strong experienced management and strength in technology to the benefit enrollment business. Reliance shares our vision of transforming and improving consumer insurance with smart technology that meets our customers’ needs. We believe Reliance is the perfect partner to elevate our fourth-generation business to the next level.”

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (NASDAQ: RELI; RELIW) is an InsurTech pioneer, leveraging artificial intelligence (AI), and cloud-based technologies, to transform and improve efficiencies in the insurance agency/brokerage industry. The Company’s business-to-business InsurTech platform, RELI Exchange, provides independent insurance agencies an entire suite of business development tools, enabling them to effectively compete with large-scale national insurance agencies, whilst reducing back-office cost and burden. The Company’s business-to-consumer platform, 5minuteinsure.com, utilizes AI and data mining, to provide competitive online insurance quotes within minutes to everyday consumers seeking to purchase auto, home, and life insurance. In addition, the Company operates its own portfolio of select retail “brick and mortar” insurance agencies which are leaders and pioneers in their respective regions throughout the United States, offering a wide variety of insurance products. Further information about the Company can be found at https://www.relianceglobalgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and include statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere and risks as and uncertainties related to: the Company’s ability to complete the planned acquisition, and the other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as the same may be updated from time to time. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and other subsequent filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: RELI@crescendo-ir.com